Exhibit 10.2

Board of Director Compensation
(effective as of May 15, 2012)

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:
	Annual cash retainer:	$115,000
	Additional retainer for Lead Independent Director:	$25,000
	Additional retainer for Audit Committee:	$10,000
	Additional retainer for Audit Committee chair:	$20,000
	Additional retainer for Comp Committee chair:	$15,000
	Additional retainer for Gov Committee chair:	$10,000
	Additional retainer for Policy Committee chair:	$7,500

Equity Grant:
Directors are awarded an annual equity grant of $130,000 in deferred stock units, awarded quarterly. The deferred stock units will be paid at the conclusion of board service, or earlier, as specified by the director, if he has five or more years of service.

	Directors may elect to defer payment of all or a portion of their cash retainer fees and other annual committee retainer fees into the deferred stock unit account.

Stock Ownership:
All directors are required to own Company stock in an amount equal to five times the annual cash retainer, with such ownership to be achieved within five years of the later of (i) May 18, 2011 or (ii) the director’s election to the Board. Deferred stock units and Company stock owned outright by the director will count towards this requirement.

Expenses:	Transportation

Ordinary and necessary business expenses will be reimbursed to traveling directors after presentation of original receipts to the company. Directors will be reimbursed for round trip first class air travel from the director’s regular place of business or residence. Whenever possible, directors will be transported to board meetings by our own company aircraft. Surface travel will be reimbursed at the current mileage allowance for traveling executives. Currently, that rate is 55 cents per mile, if the director is driving locally. Taxi service will be reimbursed upon presentation of a receipt. Northrop Grumman arranges drivers from an executive security service to transport directors between the airport and the hotel currently in use and Northrop Grumman drivers transport directors from the hotel to the meeting location.

	Hotels

The Corporate Secretary’s office will make hotel arrangements for directors in connection with the board and committee meetings. Drivers are available to transport directors to the board and committee meetings. Directors may bill their room charges directly to the Northrop Grumman master account that has been established for director visits.